Exhibit 99.8

FORM OF LETTER TO CLIENTS

HANMI FINANCIAL CORPORATION

Up to 50,000,000 Shares of Common Stock To Be Issued Upon the Exercise of Subscription Rights

June 11, 2010

To Our Clients:

Enclosed for your consideration are the prospectus supplement, dated June 11, 2010 (the “Prospectus”) and the Instructions for Use of Hanmi Financial Corporation Subscription Rights Certificates relating to the offering (the “Rights Offering”) by Hanmi Financial Corporation (the “Company”) of shares of its common stock, par value (“Common Stock”), which will be issued in connection with the exercise of non-transferable subscription rights (the “Subscription Rights”), which are being distributed to all holders of record of Common Stock as of 5:00 p.m., New York time, on June 7, 2010 (the “Record Date”). The Subscription Rights and the Rights Offering are described in the Prospectus.

In the Rights Offering, the Company is offering up to an aggregate of 50,000,000 shares of Common Stock to be issued in connection with the exercise of the Subscription Rights, which is described further in the Prospectus. The Subscription Rights will expire, if not exercised earlier, at 5:00 p.m., New York time, on July 6, 2010, unless the Company elects in its sole discretion to extend the period of the Rights Offering beyond this date (as such date may be extended, the “Expiration Date”).

As described in the Prospectus, you will receive one Subscription Right for each share of Common Stock you owned on the Record Date. Subscription rights may only be exercised in whole numbers. Each whole Subscription Right will allow you to subscribe to purchase one share of Common Stock (the “Basic Subscription Privilege”) at a subscription price of $1.20 per share. For example, if you owned 1,000 shares of Common Stock on the Record Date, you would receive 1,000 Subscription Rights and would have the right to purchase 1,000 shares of Common Stock for $1.20 per share pursuant to your Basic Subscription Privilege.

In addition, if you exercise your Basic Subscription Privilege in full, you will be eligible to subscribe to purchase additional shares of Common Stock, subject to the conditions and limitations described further in the Prospectus (the “Over-Subscription Privilege”). The Company will not accept any over-subscription requests for less than 10,000 shares of Common Stock, except from its non-executive officers and employees, from whom the Company will accept over-subscription requests for 1,000 or more shares of Common Stock. The Company offers no assurances that any subscription requests that you may submit pursuant to the Over-Subscription Privilege will be fulfilled in whole or in part.

You will be required to submit payment in full for all of the shares of Common Stock you wish to buy under your Basic Subscription Privilege and pursuant to the Over-Subscription Privilege. Any excess subscription payments that you may pay to the Subscription Agent in the Rights Offering will be returned, without interest or penalty, to you by the Subscription Agent as soon as practicable following the consummation of the Rights Offering, which will not take place until the earlier of when the Company has received total subscriptions in the rights offering and the best efforts public offering (described further in the Prospectus) of at least $105,000,000 in the aggregate, or the closing of the transaction with Woori (described further in the Prospectus) (the “Escrow Release Date”), or such earlier time as the Company may cancel the rights offering in its sole and absolute discretion. If the Escrow Release Date has not occurred on or prior to November 15, 2010, the Company will cancel the rights offering and the Subscription Agent will return the subscription payments received in the rights offering, without interest or penalty.

The Subscription Rights are evidenced by subscription rights certificates registered in the names of the record holders of the shares of Common Stock for which the Subscription Rights are being distributed. Subscription Rights are non-transferable, meaning that they may not be sold, transferred, or assigned by the holder of the Subscription Rights to any other party.

THE ENCLOSED MATERIALS ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF SHARES OF COMMON STOCK WHICH ARE CARRIED BY US IN YOUR ACCOUNT

BUT ARE NOT REGISTERED IN YOUR NAME. EXERCISES OF THE SUBSCRIPTION RIGHTS DISTRIBUTED WITH RESPECT TO THESE SHARES MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

We are hereby requesting that you instruct us as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms of the Rights Offering and subject to the conditions set forth in the Prospectus. We urge you to read the Prospectus and other enclosed materials carefully and in their entirety before instructing us on whether to exercise your Subscription Rights.

Your instructions to us, together with any required payment, should be forwarded as promptly as possible in order to permit us to exercise the Subscription Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York time, on the Expiration Date. Once you have exercised any of your Subscription Rights, such exercise may not be canceled, revoked or otherwise amended.

If you wish to have us, on your behalf, exercise the Subscription Rights for any shares of Common Stock to which you are entitled, please so instruct us by timely completing, executing, and returning to us the enclosed Beneficial Owner Election Form with any required payment.

With respect to any instructions to exercise (or not to exercise) Subscription Rights, the enclosed Beneficial Ownership Election Form must be completed and returned, together with any required payment, such that it will be actually received by us by 5:00 p.m., New York time, on July 2, 2010, the last business day prior to the scheduled Expiration Date of the Rights Offering.

Additional copies of the enclosed materials may be obtained from Georgeson, which is acting as the Company’s information agent in the Rights Offering. Banks and brokers should call (212)440-9800 and stockholders should call (800) 509-0983. You may also contact Computershare Inc., if you have any questions on the Rights Offering or require any assistance in exercising your Subscription Rights.

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